FOR IMMEDIATE RELEASE	August 3, 2017
Contact: Susan Jordan 732-577-9996

MONMOUTH REAL ESTATE ANNOUNCES NEW ACQUISITION IN THE

CHARLOTTE, NORTH CAROLINA MSA

Freehold, New Jersey…. August 3, 2017……..Monmouth Real Estate Investment Corporation (NYSE:MNR) today announced the acquisition of a brand new 354,482 square foot industrial building located at 4350 Fortune Avenue, Concord, NC at a purchase price of $40,598,446. The property is net-leased for 15 years to FedEx Ground Packaging System, Inc., a Delaware corporation. The building is situated on approximately 56.6 acres.

Michael P. Landy, President and CEO, commented, “We are very pleased to announce this new addition to our high-quality portfolio. This state-of-the-art facility is immediately adjacent to our recently constructed FedEx SmartPost facility. As the result of this new acquisition, we now own a two property campus in the Charlotte market containing 685,200 total square feet. This 116 total acre campus is situated alongside Interstate 85.”

Monmouth Real Estate Investment Corporation, founded in 1968, is one of the oldest public equity REITs in the U.S. The Company specializes in single tenant, net-leased industrial properties, subject to long-term leases, primarily to investment-grade tenants. Monmouth Real Estate Investment Corporation is a fully integrated and self-managed real estate company, whose property portfolio consists of 106 properties containing a total of approximately 18.3 million rentable square feet, geographically diversified across 30 states. In addition, the Company owns a portfolio of REIT securities.

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